SECOND CONSENT AND AMENDMENT
                ----------------------------


          SECOND CONSENT AND AMENDMENT, dated as of December 15, 1994, among Philippe Touret, Jean-Marcel Rouff, Thomas G. Gentithes, Brian Fiderer and Julia Ng (individually a "Seller" and collectively, the "Sellers"), Colleen May ("May") and Anthony Rodriguez (together with May, the "Additional Recipients"), and Duty Free International, Inc., a Maryland corporation (the "Purchaser").
                            W I T N E S E T H:
                            - - - - - - - - -
          WHEREAS, the Sellers, Inflight Sales Group Ltd., a Bermuda company (the "Company") and the Purchaser entered into a Stock Purchase Agreement dated as of March 29, 1994, as amended (the "Stock Purchase Agreement");
          WHEREAS, the Company has been liquidated; and WHEREAS, the Stock Purchase Agreement required the Purchaser to make certain additional payments to the Sellers and the Additional Recipients, including payments to be made by the Purchaser pursuant to the Notes (as defined in the Stock Purchase Agreement) that were secured by irrevocable bank letters of credit (the "Letters of Credit") delivered to each Seller and each Additional Recipient and further payments to be made by the Purchaser to certain of the Sellers and May.
          WHEREAS, the Purchaser asserted claims (the "Claims"), which the Majority Sellers have disputed, in connection with the Stock Purchase Agreement in two letters each dated September 12, 1994, which were delivered to the Majority Sellers on September 13, 1994; and

          WHEREAS, the Purchaser and the Sellers desire to (i) satisfy any and all of the obligations of the Purchaser to make additional and further payments to the Sellers and the Additional Recipients under the Stock Purchase Agreement, except as set forth in Section 2(a) of this Agreement, (ii) settle their dispute with respect to the Claims, (iii) amend the Stock Purchase Agreement as set forth herein, and (iv) amend the Majority Seller Purchaser Options, the Employment Agreement and the Consulting Agreements in certain respects;
          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
          1. Definitions. Capitalized terms used herein and not otherwise defined have the respective meanings given such terms in the Stock Purchase Agreement.
          2.   Satisfaction of Payment Obligations and Claims.
Effective from and after the Closing hereunder:
          (a) the Purchaser shall have no further obligation to pay any Seller or any Additional Recipient any additional or further amount pursuant to t he Stock Purchase Agreement (except as provided in Section 3.6(g) and (h) thereof), provided, however, that (x) the Purchaser's obligations to make a payment under Section 1.2(a)(iv) to each of Julia Ng and Colleen J. May shall continue in full force and effect as to, in each case, the percentage set forth in column 6 of Exhibit B to the Stock Purchase Agreement opposite such person's name, if such person is employed by the Purchaser or one of its subsidiaries or affiliates at the time such payment becomes due and (y) the Purchaser hereby undertakes and agrees, for the sole benefit of Judi Bishop, to pay to Judi Bishop an amount equal to the amount payable under Section

1.2(a)(iv) to Julia Ng and to Colleen J. May as aforesaid (that is, to each of said three persons 4% of five times the amount, if any, by which the arithmetical average of the Earnings of the Company for each of the fiscal years ending January 31, 1996, 1997 and 1998 exceeds
$10,900,000); and provided, further, that such payments to Julia Ng, Colleen J. May and Judi Bishop shall not, notwithstanding Section 1.2(a)(iv) ofthe Stock Purchase Agreement, be subject to set-off as provided in such Section 1.2(a)(iv) or be reduced by any amount for payment to Walden Partners Ltd., nor shall any liquidated payment under
Section 1.5 of the Stock Purchase Agreement become payable to any of them at any time or upon the occurrence of any event.
          (b) the Claims shall be deemed settled in full and no Seller or Additional Recipient shall have any further obligation in respect there of to the Purchaser;
          (c) the Stock Purchase Agreement shall be amended as hereinafter provided;
          (d) the amendments to the Majority Seller Purchaser
Options, the Employment Agreement and the Consulting Agreements, in the forms of Exhibits 1, 2, 3, 4, 5 and 6 hereto, shall become effective;
and
          (e) Thomas G. Gentithes shall have an option to purchase
40,000 shares of Common Stock.
          3. Closing. (a) The closing of the transactions contemplated hereby (the "Closing") shall commence at 10:00 a.m. at the offices of Morgan, Lewis & Bockius, 101 Park Avenue, New York, New York 10178 on December 15, 1994, or at such other time on such other day or place as shall be mutually agreed upon in writing by the Purchaser and the Majority Sellers (the "Closing Date").
           (b)  At the Closing:
               (i) the Purchaser shall pay, against receipt of the documents specified in subsections (ii), (iii) and (v) below, in cash, by wire transfers as directed by the Majority Sellers, to (x) each Seller and each Additional Recipient, in full and complete satisfaction of all amounts due him or her under the Stock Purchase Agreement at any time, except as set forth in Section 3.6(g) and
                    (h) of the Stock Purchase Agreement with respect to the Sellers and in Section 2(a) of this Second Consent and Amendment with respect to Julia Ng and Colleen May, without any right of set-off, the total amounts set forth in the fourth and ninth columns on the first page of
                    Exhibit 7 opposite such Seller's or Additional Recipient's name, and (y) Walden Partners Ltd.
                    the amount of $35,000, for an aggregate payment of $12,700,000, and shall deliver to each Seller and each Additional Recipient a fully completed and executed release in the form of Exhibit 8 and to Walden Partners Ltd. a fully completed and executed release in the form of Exhibit 13;
               (ii) each Seller and each Additional Recipient shall
                    deliver to the Purchaser, against receipt:
                    (A)  the Note (marked "Cancelled - Paid in
                         Full") and each Letter of Credit issued by the Purchaser to him or her at the Closing under the Stock Purchase Agreement;
                    (B)  a fully completed and executed
                         Cancellation Notice in the form of Exhibit
                         9 hereto, with respect to each Letter of Credit to be delivered to the Purchaser by such Seller or Additional Recipient; and
                    (C) a fully completed and executed release in the form of Exhibit 10.
             (iii) the Purchaser and each of Thomas G. Gentithes, Jean-
                   Marcel Rouff and Philippe Touret shall execute and deliver an Amendment to his Employment Agreement or his Consulting Agreement, in the appropriate form attached as Exhibit 4, 5 or 6 hereto and their respective resignations in the form attached as
                   Exhibit 14, 15 or 16;
              (iv) the Purchaser shall (x) issue to Thomas G. Gentithes a non-qualified stock option to purchase 40,000 shares of common stock, par value $.01 per share, of the Purchaser, exercisable at a per share price equal to the last reported sale price of the Purchaser Common Stock on the New York Stock Exchange Composite Tape on December 14, 1994 in accordance with, and execute and deliver to him, an Option Agreement in the form of
                   Exhibit 11 hereto and pay him the sum of $200,000 (less appropriate withholding as provided in Section
                   7.10 of his Employment Agreement), (y) pay on behalf of Glorient Trading, Ltd. to Philippe Touret the sum of $80,000 in accordance with the Amendment to his Consulting Agreement and (z) pay, on behalf of

                   Glorient Trading, Ltd., to Jean-Marcel Rouff the sum of $16,666.64 in accordance with the Amendment to his Consulting Agreement; and
              (v) the Sellers shall deliver to the Purchaser the release of Walden Partners Ltd. in the form of Exhibit 12.
          4. Amounts Payable by the Purchaser. (a) The total amount payable pursuant to Section 3(b)(i) of this Agreement to each Seller and each Additional Recipient represents: (i) a prepayment of the amount due him or her on May 2, 1995 and May 2, 1996 as the first and second installments of principal due on the Note delivered to him or her at the Closing under the Stock Purchase Agreement, less the amount agreed upon by the Purchaser and the Sellers and the Additional Recipients as a set-off against the first installment of principal in respect of and in full settlement of the Claims, together with interest accrued on the amount prepaid; (ii) a payment in full satisfaction of his or her share of the amount (if any) payable under Section
1.2(a)(iii) of the Stock Purchase Agreement, including interest on the amount being so paid; and (iii) the statutory withholding amount, if any, being withheld with respect to the payments to him or her. The aggregate of the respective amounts referred to in clauses (i) through
(iii) of the preceding sentence (reduced by a proportionate share of the amount payable to Walden Partners Ltd. as set forth above) are set forth opposite the name of each Seller and each Additional Recipient in the fourth and ninth columns on the first page of Exhibit 7.
          (b) The provisions of Section 1.2(f) of the Stock Purchase Agreement shall be applicable to the payments to be made to the Sellers, the Additional Recipients and to Judi Bishop pursuant to this Agreement to the extent appropriate.

          (c) Each of Jean-Marcel Rouff and Philippe Touret severally represents and warrants, as to himself, that he is not, and, at all times hereafter and through December 31, 1994, he will not be, a "10-percent shareholder" of Purchaser within the meaning of Section
871(h)(3) of the Code.
          (d) Each Seller and each Additional Recipient severally represents and warrants, as to himself or herself, that the information provided in his or her respective Forms W-8 and W-9 submitted to Purchaser on the Closing Date under the Stock Purchase Agreement is true and correct on the date hereof.
          5.   Amendments to Stock Purchase Agreement.  The
Stock Purchase Agreement is amended as of the Closing Date as follows:
          (a)  Sections 1.2(a)(ii) and (iii); and 1.2(a) (iv), (b),
(c), (d) and (e) (except as they apply to Julia Ng, Colleen May and Judi Bishop); 1.5, 3.6(d) and (f) (except for the first sentence thereof);
3.9 and Article V (except insofar as the provisions thereof are applicable to claims by Sellers under Section 3.6(g) and (h)) are hereby deleted in their entireties; and
          (b) all representations and warranties of the Sellers and the Purchaser shall expire upon consummation of the Closing, including with respect to any breaches and violations heretofore or theretofore specified by the Purchaser with respect to any of the Sellers or the Company or by any of the Sellers with respect to the Purchaser.
          6. No Further Claims. From and after the date hereof none of the Purchaser, the Sellers or the Additional Recipients shall be entitled to make (x) any further claim for breach or violation (known or unknown) of any representation, warranty or covenant in, or for indemnification, damages or other payment under any provision of, the Stock Purchase Agreement (except for claims under Section 3.6(g) and

         (h)), (y) any claim under applicable federal or state common law or statutory laws, including the securities laws, or (z) any claim with respect to the letter dated as of May 1, 1994, from the Purchaser to the Sellers, confirmed by the Sellers, with respect to the allocation of responsibility for any damages that might be incurred by the Company or the Purchaser in connection with the resolution of any claims asserted by Northwest Airlines that it is owed monies under the guarantee referred to in Item (j)10 of the Disclosure Letter. Upon completion of the Closing hereunder, all such claims, whether known or unknown, whether or not heretofore or theretofore asserted (including without limitation, the Claims), shall be deemed satisfied in full.
          7. Confidentiality. Each of the Sellers and each of the Additional Recipients agree that he or she shall keep in confidence, and not disclose to any person (other than his or her personal advisors or appropriate government representatives, or as required by judicial process), the terms of this Agreement and the transactions contemplated hereby.
          8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          9.   Stock Purchase Agreement.  The Stock Purchase
Agreement, except as otherwise set forth herein, shall remain in full force and effect in all other respects.
          10. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York.

          11. Expenses. The parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.
          12. Miscellaneous. This Agreement and the documents (in the forms of the Exhibits attached hereto) executed in connection herewith constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof. The terms of this Agreement may be modified only in a writing signed by all of the parties hereto.
          13. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          14. United States Dollars. Any and all dollar amounts specified in this Agreement or the Exhibits hereto shall be deemed to be United States Dollars, and any and all computations and payments to be made pursuant to this Agreement shall be made in lawful currency of the United States.
          15. No Admission or Representations. This Agreement is in compromise and settlement of disputed claims and shall never at any time for any purpose be considered as an admission of liability, fault or responsibility on the part of any party hereto. In entering into this Agreement, no party has relied on any representation made by or on behalf of any other party hereto, except as expressly stated herein.

          16. Third Party Beneficiary. Purchaser agrees that Judi Bishop shall be entitled solely to enforce the provisions of Section 2(a) hereof with respect to the payments to be made to her as provided therein. Her consent shall not be required to amend any provision of this Agreement which does not affect any such payment to her.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DUTY FREE INTERNATIONAL, INC.,
on be half of itself and INFLIGHT
SALES GROUP LTD.                                      /s/ Philippe Touret
                                                      -------------------
                                                           Philippe Touret

By:/s/ John A. Couri
- - --------------------
Name:  John A. Couri
Chairman of the Board                               /s/ Jean-Marcel Rouff
                                                    ---------------------
                                                     Jean-Marcel Rouff



                                                   /s/ Thomas G. Gentithes
                                                   ----------------------
                                                     Thomas G. Gentithes



                                                   /s/ Brian Fiderer
                                                   -----------------------
                                                   Brian Fiderer



                                                   /s/ Julia Ng
                                                  ------------------------
                                                   Julia Ng



                                                   /s/ Colleen J. May
                                                   ------------------------
                                                   Colleen J. May



                                                   /s/ Anthony Rodriquez
                                                   -------------------------
                                                    Anthony Rodriguez

                              Exhibit Index




Exhibits

Exhibit 1 Amendment to T. Gentithes Majority Seller Option Agreement

Exhibit 2 Amendment to J-M. Rouff Majority Seller Option Agreement

Exhibit 3 Amendment to P. Touret Majority Seller Option Agreement

Exhibit 4 Amendment to T. Gentithes Employment Agreement

Exhibit 5 Amendment to P. Touret Consulting Agreement

Exhibit 6 Amendment to J-M. Rouff Consulting Agreement

Exhibit 7 Payment Allocations

Exhibit 8 Form of Release from Duty Free International, Inc. ("DFI")

Exhibit 9 Form of Cancellation Notice

Exhibit 10     Form of Release from Sellers and Additional Recipients

Exhibit 11     Form of T. Gentithes Option Agreement

Exhibit 12     Form of Release from Walden Partners Ltd.

Exhibit 13     Form of Release from DFI to Walden Partners Ltd.

Exhibit 14     Resignation of T. Gentithes

Exhibit 15     Resignation of P. Touret

Exhibit 16     Resignation of J-M. Rouff